Exhibit 99.1

Motus GI Reports Third Quarter 2020 Financial Results and Provides Corporate Update

●	Revenue growth reflects rebound of inpatient colonoscopy volumes in Q3 and increased demand for the Pure-Vu system from early adopter hospitals

●	Q3 Pure-Vu-enabled procedures increased by more than 50% above prior quarterly average

●	First major metropolitan health system collaboration intends to utilize Pure-Vu as new standard for facilitating inpatient colonoscopy.

FORT LAUDERDALE, FL, November 12, 2020 – Motus GI Holdings, Inc., (NASDAQ: MOTS) (“Motus GI” or the “Company”), a medical technology company providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions, today reported its financial results for the third quarter ended September 30, 2020, and provided a corporate update.

“In Q3 there was a positive turn in our commercial momentum following the headwinds we faced during the Covid-19 pandemic. I am pleased that we continue to execute our strategy of getting our Pure-Vu system into the hands of nearly two dozen of the most prominent healthcare institutions in the United States. During Q3, we saw these hospitals have ramped up inpatient colonoscopy volumes to approximately 80-90% of pre-pandemic levels. The Motus GI team has remained actively engaged with our early adopter accounts and we are resuming the trajectory we started in Q1, prior to the Covid-19 pandemic. We are seeing positive trends in utilization. Moving forward, we believe we can start to achieve sustainable procedure volumes at target accounts, and we expect to see a continuation of our progress and momentum into the fourth quarter,” stated Tim Moran, Chief Executive Officer of Motus GI.

Progress Updates

Since the first commercial placement of a Pure-Vu® System in October 2019, Motus GI has focused its U.S. sales efforts on early adopter hospitals and larger hospital networks. During this time, Motus GI has placed the Pure-Vu® System in more than 20 of these targeted hospitals. In Q3, the Company initiated new Pure-Vu evaluations at NYU Langone, Ascension – St. John Hospital, and Indiana University, while also resuming activities at several existing sites, including Northwestern Memorial Hospital, who put their new product evaluations on hold while managing the Covid-19 pandemic.

As part of the strategy to drive sustainable and growing Pure-Vu single-use sleeve volumes, the Company will collaborate with major hospitals to develop and implement protocols for inpatient colonoscopies that include the Pure-Vu® System. Last week, the Company announced its first major collaboration with NYU Langone Health on its protocol to include the Pure-Vu System for the effective management of inpatient colonoscopy. The Company believes these protocols can improve patient care and hospital economics. In addition, the Company believes these protocols will likely drive expanded adoption of the Pure-Vu® System among these hospitals over time.

The Company has successfully published several clinical hospital case studies in conjunction with Key Opinion Leaders (KOL) from hospitals currently using the Pure-Vu® System for marketing and training purposes. Motus GI has developed a series of podcasts and KOL webinars to provide broad access to these examples of the impact the Pure-Vu® System can provide as it relates to positive clinical and economic outcomes for treating patients with poorly prepped colons. The podcast series is available at the MotusGI YouTube channel under Pure-Vu Review (Click Here).

In the third quarter of 2020, the Company received notice that the China National Intellectual Property Administration (“CNIPA”) issued a patent covering the method of mounting Motus GI’s proprietary sensing technology and enhanced suction systems with the distal end of a colonoscope. This patent further protects the Company’s flagship product – the Pure-Vu® System – in this key potential market. The Company has now more than 29 granted patents and 27 pending patents protecting the Pure-Vu® System.

Financial Results for the Quarter Ended September 30, 2020

The Company reported revenue of approximately $33,000 for the third quarter of 2020, compared to approximately $3,000 for the same period last year. Revenue for the third quarter is from new account and site reorder sales of Pure-Vu single-use sleeves.

For the three months ended September 30, 2020, the Company reported a net loss of approximately $3.9 million, or a net loss per diluted share of $0.13, compared to $5.2 million, or a net loss per diluted share of $0.18, for the same period last year. During the third quarter, net cash used in operating activities and for the purchase of fixed assets was $2.7 million as compared to $4.8 million for the same period of 2019.  These decreases were primarily attributable to the Company’s cost-cutting measures that were announced on March 30, 2020. These measures reduced the Company’s quarterly cash burn by approximately 50% compared to previously forecasted rates for the second half of 2020.

The Company reported approximately $23.7 million in cash, cash equivalents and investments as of September 30, 2020, compared to $28.7 million as of December 31, 2019. In September 2020, the Company sold common stock and other equity securities which raised net proceeds of approximately $9.2 million.

Conference Call:

The Motus GI management team has scheduled a conference call for today, November 12th, at 4:30 p.m. ET to discuss these results. To access the conference call, investors are invited to dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International). The conference ID number is 13711588. A live audio webcast can be accessed by visiting the investor relations section of the Company’s website, www.motusgi.com or http://public.viavid.com/index.php?id=141815. A replay of the webcast will be archived on the Motus GI website for 90 days following the event.

About Motus GI

Motus GI Holdings, Inc. is a medical technology company, with subsidiaries in the U.S. and Israel, providing endoscopy solutions that improve clinical outcomes and enhance the cost-efficiency associated with the diagnosis and management of gastrointestinal conditions.

For more information, visit www.motusgi.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to the Company’s cost reduction plan, the cost savings and the cash expenses related to the implementation of the plan, risks related to the continued impact of the COVID-19 pandemic, risks inherent in the development and commercialization of potential products, uncertainty in the timing and results of clinical trials or regulatory approvals, maintenance of intellectual property rights or other risks discussed in the Company’s Form 10-K filed on March 30, 2020, and its other filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

Bob Yedid

LifeSci Advisors

(646) 597-6989

bob@lifesciadvisors.com

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)	(*)

ASSETS

Current assets
Cash and cash equivalents	$23,687	$20,528
Investments	-	8,203
Accounts receivable	39	65
Inventory	1,295	1,014
Prepaid expenses and other current assets	889	339
Related party receivable	2	18
Total current assets	25,912	30,167

Fixed assets, net	994	1,056
Right-of-use assets	816	1,021
Other non-current assets	13	13
Total assets	$27,735	$32,257

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$1,889	$2,999
Operating lease liabilities - current	236	321
Other current liabilities	413	270
Term debt, net of debt discount of $23 and $246, respectively	7,977	7,754
Total current liabilities	10,515	11,344

Contingent royalty obligation	1,624	1,872
Operating lease liabilities - non-current	597	713
Total liabilities	12,736	13,929
Commitments and contingent liabilities (Note 9)
Shareholders’ equity
Preferred Stock $0.0001 par value; 8,000,000 shares authorized; zero shares issued and outstanding	-	-
Preferred Series A Stock $0.0001 par value; 2,000,000 shares authorized; zero shares issued and outstanding	-	-
Common Stock $0.0001 par value; 115,000,000 shares authorized; 32,182,589 and 28,811,087 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	3	3
Additional paid-in capital	114,319	102,789
Accumulated deficit	(99,323)	(84,464)
Total shareholders’ equity	14,999	18,328
Total liabilities and shareholders’ equity	$27,735	$32,257

(*)	Derived from audited consolidated financial statements

Motus GI Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss

(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$33	$3	$62	$8
Cost of revenue	32	62	72	65
Gross profit (loss)	1	(59)	(10)	(57)

Operating expenses:
Research and development	1,160	2,173	4,359	6,706
Sales and marketing	509	1,160	2,954	3,473
General and administrative	2,155	2,028	7,432	7,189
Total operating expenses	3,824	5,361	14,745	17,368

Operating loss	(3,823)	(5,420)	(14,755)	(17,425)

Gain on change in estimated fair value of contingent royalty obligation	3	127	248	68
Finance income (expense), net	(117)	95	(348)	214
Foreign currency gain (loss)	(1)	3	(4)	(6)

Loss before income taxes	(3,938)	(5,195)	(14,859)	(17,149)

Income tax expense	-	-	-	-

Net loss	$(3,938)	$(5,195)	$(14,859)	$(17,149)
Basic and diluted loss per common share	$(0.13)	$(0.18)	$(0.51)	$(0.72)
Weighted average number of common shares outstanding, basic and diluted	30,422,265	28,716,213	29,366,154	23,896,843

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